CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Contingent Coupon Notes due 2034	$1,077,000	$138.72

May 2014 Pricing Supplement No. 1,387 Registration Statement No. 333-178081 Dated May 27, 2014 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. and International Equities

Contingent Coupon Notes due May 30, 2034
With Payment of Contingent Monthly Coupons Based on the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index
The notes are unsecured obligations of Morgan Stanley and have the terms described in the accompanying prospectus supplement, index supplement and prospectus, as supplemented or modified by this document.  Unlike ordinary debt securities, the notes do not provide for the regular payment of interest and instead will pay a contingent monthly coupon but only if the index closing value of each of the EURO STOXX 50® Index and the Russell 2000® Index on the related observation date is at or above 80% of its respective initial index value, which we refer to as the barrier level.  If the index closing value of either underlying index is less than the barrier level for such index on any observation date, we will pay no interest for the related interest period.  At maturity, you will receive an amount equal to the stated principal amount for each note you hold plus the contingent monthly coupon with respect to the final observation date, if any.  Investors will not participate in any appreciation of either underlying index and should be willing to hold their notes for the entire 20-year term.  These long-dated notes are for investors who seek an opportunity to earn interest at a potentially above-market rate in exchange for the risk of receiving no monthly interest over the 20-year term if either underlying index closes below the barrier level for such index on the observation dates.  Because the payment of contingent monthly coupons is based on the worst performing of the underlying indices, the fact that the notes are linked to two underlying indices does not provide any asset diversification benefits and instead means that a decline of either underlying index beyond the relevant barrier level will result in no contingent monthly coupons, even if the other underlying index closes at or above its barrier level. The issuer will not pay a contingent monthly coupon on any contingent coupon payment date if the closing value of either underlying index is below the barrier level for such index on the related observation date. The notes are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
FINAL TERMS
Issuer:	Morgan Stanley
Underlying indices:	EURO STOXX 50® Index (the “SX5E Index”) and Russell 2000® Index (the “RTY Index”)
Aggregate principal amount:	$1,077,000
Stated principal amount:	$1,000 per note
Issue price:	$1,000 per note (See “Commissions and issue price” below)
Pricing date:	May 27, 2014
Original issue date:	May 30, 2014 (3 business days after the pricing date)
Maturity date:	May 30, 2034
Contingent monthly coupon:
A contingent coupon at an annual rate of 7.00% (corresponding to approximately $5.8333 per month per note) is paid monthly only if the closing value of each underlying index is at or above its respective barrier level on the related observation date.
If, on any observation date, the closing value of either underlying index is less than the barrier level for such index, we will pay no coupon for the applicable interest period.  It is possible that one or both underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 20-year term of the notes so that you will receive few or no contingent monthly coupons.

Barrier level:
With respect to the SX5E Index: 2,595.424, which is 80% of the initial index value for such index
With respect to the RTY Index: 913.761, which is approximately 80% of the initial index value for such index

Initial index value:
With respect to the SX5E Index: 3,244.28, which is the index closing value of such index on the pricing date
With respect to the RTY Index: 1,142.201, which is the index closing value of such index on the pricing date

Contingent coupon payment dates:
Monthly, on the 30th day of each month, beginning June 30, 2014 (or, in the case of February, the last calendar day of such month); provided that if any such day is not a business day, that coupon payment will be made on the next succeeding business day and no adjustment will be made to any coupon payment made on that succeeding business day; provided further that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date

Observation dates:
The third scheduled business day preceding each scheduled contingent coupon payment date, beginning with the June 30, 2014 contingent coupon payment date, subject to postponement for non-index business days and certain market disruption events

Payment at maturity:	At maturity, you will receive an amount equal to the stated principal amount for each note you hold plus the contingent monthly coupon with respect to the final observation date, if any.
CUSIP:	61761JQR3
ISIN:	US61761JQR31
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	$949.48 per note. See “Investment Overview” beginning on page 2.
Commissions and issue price:	Price to public(1)	Agent’s commissions(2)	Proceeds to issuer(3)
Per note	$1,000	$40	$960
Total	$1,077,000	$43,080	$1,033,920

(1)	The price to public for investors purchasing the notes in fee-based advisory accounts will be $970 per note.
(2)
Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $40 for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $10 per note.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(3)	See “Use of proceeds and hedging” beginning on page 18.
The notes involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 6.
The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying prospectus supplement, index supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the related prospectus supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Information About the Notes” at the end of this document.

Prospectus Supplement dated November 21, 2011
Index Supplement dated November 21, 2011	Prospectus dated November 21, 2011

Contingent Coupon Notes due May 30, 2034
With Payment of Contingent Monthly Coupons Based on the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index

Investment Overview

Contingent Coupon Notes due May 30, 2034 With Payment of Contingent Monthly Coupons Based on the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index (the “notes”) do not provide for the regular payment of interest. Instead, the notes will pay a contingent monthly coupon but only if the index closing value of each of the EURO STOXX 50® Index and the Russell 2000® Index (which we refer to together as the “underlying indices”) is at or above 80% of its respective initial index value, which we refer to as the barrier level, on the related observation date.  If the index closing value of either underlying index is less than the barrier level for such index on any observation date, we will pay no coupon for the related monthly period.  It is possible that the index closing value of one or both underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 20-year term of the notes so that you will receive few or no contingent monthly coupons.  We refer to the coupon on the notes as contingent, because there is no guarantee that you will receive a coupon payment on any contingent coupon payment date.  Even if an underlying index were to be at or above the barrier level for such index on some monthly observation dates, it may fluctuate below the barrier level on others.  In addition, even if one underlying index were to be at or above the barrier level for such index on all monthly observation dates, you will receive a contingent monthly coupon only with respect to the observation dates on which the other underlying index is also at or above the barrier level for such index, if any.  At maturity, you will receive an amount equal to the stated principal amount for each note you hold plus the contingent monthly coupon with respect to the final observation date, if any.

Maturity:	20 years
Contingent monthly coupon:
A contingent coupon at an annual rate of 7.00% (corresponding to approximately $5.8333 per month per note) is paid monthly but only if the closing value of each underlying index is at or above its respective barrier level on the related observation date.

If, on any observation date, the closing value of either underlying index is less than the barrier level for such index, we will pay no coupon for the applicable monthly period.  It is possible that one or both underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 20-year term of the notes so that you will receive few or no contingent monthly coupons.

Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

The original issue price of each note is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date is less than $1,000.  We estimate that the value of each note on the pricing date is $949.48.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying indices.  The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying indices, instruments based on the underlying indices, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the contingent monthly coupon rate and the barrier levels, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with

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With Payment of Contingent Monthly Coupons Based on the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index

issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 18 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

Key Investment Rationale

The notes do not provide for the regular payment of interest and instead will pay a contingent monthly coupon but only if the index closing value of each underlying index is at or above 80% of its initial index value, which we refer to as the barrier level, on the related observation date.  The notes have been designed for investors who are willing to forgo market floating interest rates and accept the risk of receiving no interest payments during the entire 20-year term of the notes in exchange for an opportunity to earn interest at a potentially above-market rate if each underlying index closes at or above its respective barrier level on each monthly observation date.  The following scenarios are for illustration purposes only to demonstrate how the coupon is calculated, and do not attempt to demonstrate every situation that may occur.  Accordingly, the contingent coupon may be payable with respect to none of, or some but not all of, the monthly periods during the 20-year term of the notes.

Scenario 1: A contingent monthly coupon is paid for all interest periods, which is the best-case scenario.
This scenario assumes that each underlying index closes at or above its respective barrier level on every monthly observation date.  Investors receive the 7.00% per annum contingent monthly coupon for each interest period during the term of the notes.

Scenario 2: A contingent monthly coupon is paid for some, but not all, interest periods.
This scenario assumes that each underlying index closes at or above its respective barrier level on some monthly observation dates, but one or both underlying indices close below the respective barrier level(s) for such index on the others.  Investors receive the contingent monthly coupon for the monthly interest periods for which the index closing value of each underlying index is at or above its respective barrier level on the related observation date, but not for the interest periods for which one or both underlying indices close below the respective barrier level(s) on the related observation date.

Scenario 3 : No contingent monthly coupon is paid for any interest period, and investors receive zero return over the 20-year term of the notes.
This scenario assumes that one or both underlying indices close below the respective barrier level(s) on every monthly observation date.  Since one or both underlying indices close below the respective barrier level(s) on every monthly observation date, investors do not receive any contingent monthly coupon during the entire 20-year term of the notes.

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Contingent Coupon Notes due May 30, 2034
With Payment of Contingent Monthly Coupons Based on the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index

Underlying Indices Summary

EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX 50® Index began on February 26, 1998, based on an initial index value of 1,000 at December 31, 1991.  The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.

Information as of market close on May 27, 2014:

Bloomberg Ticker Symbol:	SX5E
Current Index Value:	3,244.28
52 Weeks Ago:	2,795.00
52 Week High (on 5/27/2014):	3,244.28
52 Week Low (on 6/24/2013):	2,511.83

For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.  Furthermore, for additional historical information, see “EURO STOXX 50® Index Historical Performance” below.

Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by Russell Investments, and measures the composite price performance of stocks of 2,000 companies (the “Russell 2000 Component Stocks”) incorporated in the U.S. and its territories.  All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index.  The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market.  The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index.  The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market.

Information as of market close on May 27, 2014:

Bloomberg Ticker Symbol:	RTY
Current Index Value:	1,142.201
52 Weeks Ago:	984.275
52 Week High (on 3/4/2014):	1,208.651
52 Week Low (on 6/24/2013):	951.050

For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.  Furthermore, for additional historical information, see “Russell 2000® Index Historical Performance” below.

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With Payment of Contingent Monthly Coupons Based on the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index

Hypothetical Examples

The following hypothetical examples illustrate how to determine whether a contingent monthly coupon is paid with respect to an observation date.  The following examples are for illustrative purposes only.  Whether you receive a contingent monthly coupon will be determined on each monthly observation date.  The actual initial index value and barrier level for each underlying index are set forth on the cover of this document.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.  The below examples are based on the following terms:

Contingent Monthly Coupon:
7.00% per annum (corresponding to approximately $5.8333 per month per note)1

With respect to each contingent coupon payment date, a contingent monthly coupon is paid but only if the closing value of each underlying index is at or above its respective barrier level on the related observation date.

Hypothetical Initial Index Value:	With respect to the SX5E Index: 3,100 With respect to the RTY Index: 1,200
Hypothetical Barrier Level:
With respect to the SX5E Index: 2,480, which is 80% of the hypothetical initial index value for such index

With respect to the RTY Index: 960, which is 80% of the hypothetical initial index value for such index

1 The actual contingent monthly coupon will be an amount determined by the calculation agent based on the numbers of days in the applicable payment period, calculated on a 30/360 day count basis.  The hypothetical contingent monthly coupon of  $5.8333 is used in these examples for ease of analysis.

	Index Closing Value		Contingent Monthly Coupon
	SX5E Index	RTY Index
Hypothetical Observation Date 1	2,500 (at or above barrier level)	980 (at or above barrier level)	$5.8333
Hypothetical Observation Date 2	1,200 (below barrier level)	1,000 (at or above barrier level)	$0
Hypothetical Observation Date 3	2,500 (at or above barrier level)	700 (below barrier level)	$0
Hypothetical Observation Date 4	1,200 (below barrier level)	600 (below barrier level)	$0

On hypothetical observation date 1, both the SX5E Index and RTY Index close at or above their respective barrier levels.  Therefore, a contingent monthly coupon of $5.8333 is paid on the relevant contingent coupon payment date.

On each of the hypothetical observation dates 2 and 3, one underlying index closes at or above its barrier level but the other underlying index closes below its barrier level.  Therefore, no contingent monthly coupon is paid on the relevant contingent coupon payment date.

On hypothetical observation date 4, both underlying indices close below their respective barrier levels and accordingly no contingent monthly coupon is paid on the relevant contingent coupon payment date.

You will not receive a contingent monthly coupon on any contingent coupon payment date if the closing value of either underlying index is below its respective barrier level on the related observation date.

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With Payment of Contingent Monthly Coupons Based on the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement, index supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the notes.

▪
The notes do not provide for regular interest payments.  The terms of the notes differ from those of ordinary debt securities in that they do not provide for the regular payment of interest and instead will pay a contingent monthly coupon but only if the index closing value of each underlying index is at or above 80% of its respective initial index value, which we refer to as the barrier level, on the related observation date.  If, on the other hand, the index closing value of either underlying index is lower than the barrier level for such index on the relevant observation date for any interest period, we will pay no coupon on the applicable contingent coupon payment date.  It is possible that the index closing value of one or both underlying indices will remain below the respective barrier level(s) for extended periods of time or even throughout the entire 20-year term of the notes so that you will receive few or no contingent monthly coupons.  If you do not earn sufficient contingent coupons over the term of the notes, the overall return on the notes may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity.

▪
You are exposed to the price risk of both underlying indices.  Your return on the notes is not linked to a basket consisting of both underlying indices.  Rather, it will be contingent upon the independent performance of each of the underlying indices.  Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to both underlying indices.  Poor performance by either of the underlying indices over the term of the notes may negatively affect your return and will not be offset or mitigated by positive performance by the other underlying index.  To receive any contingent monthly coupons, each underlying index must close at or above its respective barrier level on the applicable observation date.  Accordingly, your investment is subject to the price risk of both underlying indices.

▪
Because the notes are linked to the performance of the worst performing of the underlying indices, you are exposed to a greater risk of no contingent monthly coupons than if the notes were linked to just the SX5E Index or just the RTY Index.  The risk that you will not receive any contingent monthly coupons is greater if you invest in the notes as opposed to substantially similar securities that are linked to the performance of just the SX5E Index or just the RTY Index.  With two underlying indices, it is more likely that either underlying index will close below the barrier level for such index on the observation dates than if the notes were linked to only one of the underlying indices, and therefore it is more likely that you will not receive any contingent monthly coupons.

▪
The contingent monthly coupon, if any, is based only on the value of each underlying index on the related monthly observation date at the end of the related interest period. Whether the contingent monthly coupon will be paid on any contingent coupon payment date will be determined at the end of the relevant interest period, based on the closing value of each underlying index on the relevant monthly observation date.  As a result, you will not know whether you will receive the contingent monthly coupon on any contingent coupon payment date until near the end of the relevant interest period.  Moreover, because the contingent monthly coupon is based solely on the value of each underlying index on monthly observation dates, if the closing value of either underlying index on any observation date is below the barrier level for such index, you will receive no coupon for the related interest period, even if the level of such underlying index was at or above its respective barrier level on other days during that interest period and even if the closing value of the other underlying index is at or above the barrier level for such index.

▪
Investors will not participate in any appreciation in either underlying index.  Investors will not participate in any appreciation in either underlying index from the initial index value for such index, and the return on the notes will be limited to the contingent monthly coupon, if any, that is paid with respect to each observation date on which the index closing value of each underlying index is greater than or equal to its respective barrier level.

▪
The notes are linked to the EURO STOXX 50® Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities.  As the EURO STOXX 50® Index is one of the underlying indices, the notes are linked to the value of foreign equity securities.  Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those

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With Payment of Contingent Monthly Coupons Based on the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index

markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.  The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.  Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.  Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

▪
The notes are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.  As the Russell 2000® Index is one of the underlying indices, and the Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization, the notes are linked to the value of small-capitalization companies.  These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the underlying index may be more volatile than that of indices that consist of stocks issued by large-capitalization companies.  Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded.  In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel.  Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

▪
The market price will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market.  We expect that generally the level of interest rates available in the market and the value of each underlying index on any day, including in relation to its respective barrier level, will affect the value of the notes more than any other factors.  Other factors that may influence the value of the notes include:

o	the volatility (frequency and magnitude of changes in value) of the underlying indices,

o	whether the index closing value of either underlying index has been below its respective barrier level on any observation date,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlying indices or securities markets generally and which may affect the value of each underlying index,

o	dividend rates on the securities underlying the underlying indices,

o	the time remaining until the notes mature,

o	interest and yield rates in the market,

o	the availability of comparable instruments,

o	the composition of the underlying indices and changes in the constituent stocks of such indices, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity.  Generally, the longer the time remaining to maturity, the more the market price of the notes will be affected by the other factors described above.  In particular, if either underlying index has closed near or below the barrier level for such index, the market value of the notes is expected to decrease substantially, and you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note.

You cannot predict the future performance of either underlying index based on its historical performance.  The value of either underlying index may decrease and be below the barrier level for such index on each observation date so that you will

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With Payment of Contingent Monthly Coupons Based on the Worst Performing of the EURO STOXX 50® Index and the Russell 2000® Index

receive no return on your investment throughout the entire 20-year term of the notes.  There can be no assurance that the closing value of each underlying index will be at or above the respective barrier level on any observation date so that you will receive a coupon payment on the notes for the applicable interest period.  See “EURO STOXX 50® Index Historical Performance” and “Russell 2000® Index Historical Performance” below.

▪
The notes are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the notes.  Under the terms of the notes, Morgan Stanley is obligated to return to you the stated principal amount at maturity.  However, as with an ordinary debt security, you are dependent on Morgan Stanley’s ability to pay all amounts due on the notes at maturity or on any contingent coupon payment date, and therefore you are subject to the credit risk of Morgan Stanley.  The notes are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the notes.

▪
Not equivalent to investing in the underlying indices.  Investing in the notes is not equivalent to investing in either underlying index or the component stocks of either underlying index.  Investors in the notes will not participate in any positive performance of either underlying index, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute either underlying index.

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time.  When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Since other broker-dealers may not  participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 18 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying indices, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of

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securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price will be influenced by many unpredictable factors” above.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the notes.  One or more of our subsidiaries and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the notes (and to other instruments linked to each underlying index or its component stocks), including trading in the stocks that constitute the underlying indices as well as in other instruments related to the underlying indices.  Some of our subsidiaries also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the initial index value of an underlying index, and, therefore, could have increased the barrier level for such underlying index, which is the value at or above which such underlying index must close on the observation dates in order for you to earn a contingent monthly coupon (depending also on the performance of the other underlying index).  Additionally, such hedging or trading activities during the term of the notes could affect whether an underlying index closes at or above the barrier level for such index on the observation dates, and, accordingly, whether we pay a contingent monthly coupon on the notes (depending also on the performance of the other underlying index).

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the notes.  As calculation agent, MS & Co. has determined the initial index value for each underlying index and the barrier level for each underlying index, and will determine whether you receive a contingent monthly coupon on each contingent coupon payment date and at maturity.  Any of these determinations made by MS & Co. in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the index closing value in the event of a market disruption event or discontinuance of an underlying index, may adversely affect the payout to you at maturity.  In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

▪
Adjustments to the underlying indices could adversely affect the value of the notes. The publisher of each underlying index may add, delete or substitute the component stocks of such underlying index or make other methodological changes that could change the value of such underlying index.  Any of these actions could adversely affect the value of the notes.  The publisher of each underlying index may also discontinue or suspend calculation or publication of such underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the notes insofar as, for example, MS & Co. is permitted to consider indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on any observation date, the determination of whether a contingent monthly coupon will be payable on the notes on the applicable contingent coupon payment date will be based on whether the value of such underlying index, based on the closing prices of the stocks constituting such underlying index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating such underlying index last in effect prior to such discontinuance, is less than the barrier level for such index (depending also on the performance of the other underlying index).

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EURO STOXX 50® Index Historical Performance

The following graph sets forth the daily closing values of the SX5E Index for the period from January 1, 2004 through May 27, 2014.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SX5E Index for each quarter in the period from January 1, 2009 through May 27, 2014.  The closing value of the SX5E Index on May 27, 2014 was 3,244.28.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The SX5E Index has at times experienced periods of high volatility, and you should not take the historical values of the SX5E Index as an indication of its future performance.  No assurance can be given as to the level of the SX5E Index on any observation date.

SX5E Index Daily Closing Values January 1, 2004 to May 27, 2014
* The red solid line in the graph indicates the barrier level of 2,595.424, which is 80% of the initial index value.

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EURO STOXX 50® Index	High	Low	Period End
2009
First Quarter	2,578.43	1,809.98	2,071.13
Second Quarter	2,537.35	2,097.57	2,401.69
Third Quarter	2,899.12	2,281.47	2,872.63
Fourth Quarter	2,992.08	2,712.30	2,964.96
2010
First Quarter	3,017.85	2,631.64	2,931.16
Second Quarter	3,012.65	2,488.50	2,573.32
Third Quarter	2,827.27	2,507.83	2,747.90
Fourth Quarter	2,890.64	2,650.99	2,792.82
2011
First Quarter	3,068.00	2,721.24	2,910.91
Second Quarter	3,011.25	2,715.88	2,848.53
Third Quarter	2,875.67	1,995.01	2,179.66
Fourth Quarter	2,476.92	2,090.25	2,316.55
2012
First Quarter	2,608.42	2,286.45	2,477.28
Second Quarter	2,501.18	2,068.66	2,264.72
Third Quarter	2,594.56	2,151.54	2,454.26
Fourth Quarter	2,659.95	2,427.32	2,635.93
2013
First Quarter	2,749.27	2,570.52	2,624.02
Second Quarter	2,835.87	2,511.83	2,602.59
Third Quarter	2,936.20	2,570.76	2,893.15
Fourth Quarter	3,111.37	2,902.12	3,109.00
2014
First Quarter	3,172.43	2,962.49	3,161.60
Second Quarter (through May 27, 2014)	3,244.28	3,091.52	3,244.28

License Agreement between STOXX Limited and Morgan Stanley

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

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Russell 2000® Index Historical Performance

The following graph sets forth the daily closing values of the RTY Index for the period from January 1, 2004 through May 27, 2014.  The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the RTY Index for each quarter from January 1, 2009 through May 27, 2014.  The closing value of the RTY Index on May 27, 2014 was 1,142.201.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The RTY Index has at times experienced periods of high volatility, and you should not take the historical values of the RTY Index as an indication of its future performance.  No assurance can be given as to the level of the RTY Index on any observation date.

RTY Index Historical Performance Daily Closing Values January 1, 2004 to May 27, 2014
* The red solid line in the graph indicates the barrier level of 913.761, which is approximately 80% of the initial index value.

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Russell 2000® Index	High	Low	Period End
2009
First Quarter	514.71	343.26	422.75
Second Quarter	531.68	429.16	508.28
Third Quarter	620.69	479.27	604.28
Fourth Quarter	634.07	562.40	625.39
2010
First Quarter	690.30	586.49	678.64
Second Quarter	741.92	609.49	609.49
Third Quarter	677.64	590.03	676.14
Fourth Quarter	792.35	669.45	783.65
2011
First Quarter	843.55	773.18	843.55
Second Quarter	865.29	777.20	827.43
Third Quarter	858.11	643.42	644.16
Fourth Quarter	765.43	609.49	740.92
2012
First Quarter	846.13	747.28	830.30
Second Quarter	840.63	737.24	798.49
Third Quarter	864.70	767.75	837.45
Fourth Quarter	852.49	769.48	849.35
2013
First Quarter	953.07	872.60	951.54
Second Quarter	999.99	901.51	977.48
Third Quarter	1,078.41	989.47	1,073.79
Fourth Quarter	1,163.64	1,043.46	1,163.64
2014
First Quarter	1,208.651	1,093.594	1,173.038
Second Quarter (through May 27, 2014)	1,192.808	1,095.986	1,142.201

License Agreement between Russell Investments and Morgan Stanley

The “Russell 2000® Index” is a trademark of Russell Investments and has been licensed for use by Morgan Stanley.  For more information, see “Russell 2000® Index—License Agreement between Russell Investments and Morgan Stanley” in the accompanying index supplement.

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Additional Information About the Notes

Please read this information in conjunction with the summary terms on the front cover of this pricing supplement.

Additional Provisions:
Day count convention:	30/360
Underlying index publishers:	With respect to the SX5E Index, STOXX Limited With respect to the RTY Index, Russell Investments
Denominations:	$1,000 per note and integral multiples thereof
Interest period:	Monthly
Book entry security or certificated security:
Book entry.  The notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the depositary and will be registered in the name of a nominee of the depositary.  The depositary’s nominee will be the only registered holder of the notes.  Your beneficial interest in the notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the depositary.  In this pricing supplement, all references to payments or notices to you will mean payments or notices to the depositary, as the registered holder of the notes, for distribution to participants in accordance with the depositary’s procedures.  For more information regarding the depositary and book entry notes, please read “The Depositary” in the accompanying prospectus supplement and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior security or subordinated security:	Senior
Specified currency:	U.S. dollars
Record date:
One business day prior to the related scheduled contingent coupon payment date; provided that any contingent monthly coupon payable at maturity shall be payable to the person to whom the payment at maturity shall be payable.

Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
In the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, the notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes.  U.S. Holders should read the sections of the accompanying prospectus supplement entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Notes—Floating Rate Notes,” “United States Federal Taxation—Tax Consequences to U.S. Holders—Backup Withholding and Information Reporting” and “United States Federal Taxation—Tax Consequences to U.S. Holders—Disclosure Requirements.”  Except where stated otherwise, the following discussion is based on the treatment of the notes as “variable rate debt instruments.”

Contingent Coupon Payments on the Notes

Each contingent coupon payment on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.  Because the amount of a contingent coupon payment in respect of an accrual period will not be known until the relevant contingent coupon determination date, it is not clear how accrued interest will be determined prior to the relevant contingent coupon determination date.

Sale or Exchange of the Notes

Upon a sale or exchange of the notes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than any amount attributable to accrued interest, which will be treated as a payment of interest) and the U.S. Holder’s tax basis in the notes, which will equal the U.S. Holder’s purchase price for the notes.  Because the amount of a contingent coupon payment in respect of an accrual period will not be known until the relevant contingent coupon determination date, it is not clear how much interest will be treated as having accrued on the notes at the time of a sale or exchange that occurs during the period.  The capital gain or loss recognized upon a sale or exchange of the notes will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of sale or exchange.

Possible Alternative Tax Treatment of an Investment in the Notes

The Internal Revenue Service could seek to treat the notes as subject to Treasury regulations governing “contingent payment debt instruments” as described in the section of the accompanying prospectus supplement called “United States Federal Taxation―Tax Consequences to U.S. Holders—Optionally Exchangeable Notes.”  Under this treatment, if you are a U.S. taxable investor, you generally would be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus

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supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amounts of the contingent payments on the notes. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally would be treated as ordinary income.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying prospectus supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

Trustee:	The Bank of New York Mellon, a New York banking corporation (as successor Trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Calculation agent:
The calculation agent for the notes will be MS & Co.  All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us.

All calculations with respect to the contingent monthly coupon, if any, and payment at maturity shall be made by the calculation agent and shall be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per stated principal amount shall be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of the notes shall be rounded to the nearest cent, with one-half cent rounded upward.

Because the calculation agent is our affiliate, the economic interests of the calculation agent and its affiliates may be adverse to your interests as an investor in the notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the payment that you will receive, if any, on each contingent coupon payment date and at maturity or whether a market disruption event has occurred.  See “Market disruption event” and “Discontinuance of an underlying index; alteration of method of calculation” below.  MS & Co. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.
Index business day:
With respect to each underlying index, a day, as determined by the calculation agent, on which trading is generally conducted on each of the relevant exchange(s) for such underlying index, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

Index closing value:
With respect to each underlying index, on any index business day, the official closing value of such underlying index, or any successor index as defined under “Discontinuance of an underlying index; alteration of method of calculation” below), published at the regular official weekday close of trading on such index business day by the index publisher for such underlying index, as determined by the calculation agent.  In certain circumstances, the index closing value will be based on the alternate calculation of such underlying index described under “Discontinuance of an underlying index; alteration of method of calculation” below.

Market disruption event:
With respect to each underlying index, market disruption event means:

(i)        the occurrence or existence of a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such underlying index (or a successor index) on the relevant exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange(s); or a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such underlying index (or a successor index) during the last one-half hour preceding the close of the principal trading session on such relevant exchange(s) are materially inaccurate; or the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such underlying index (or a

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successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii)       a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index, if trading in a security included in such underlying index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such underlying index shall be based on a comparison of (x) the portion of the value of such underlying index attributable to that security relative to (y) the overall value of such underlying index, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event exists at any time with respect to an underlying index: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such underlying index by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such underlying index and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to such underlying index are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Relevant exchange:
With respect to each underlying index or its successor index, the primary exchange(s) or market(s) of trading for (i) any security then included in such index and (ii) any futures or options contracts related to such index or to any security then included in such index.

Postponement of observation dates:
The observation dates are subject to postponement due to non-index business days or certain market disruption events, as described in the following paragraph.

If any scheduled observation date, including the final observation date, is not an index business day with respect to any underlying index or if there is a market disruption event on such day with respect to any underlying index, the relevant observation date solely with respect to that affected underlying index shall be the next succeeding index business day with respect to that underlying index on which there is no market disruption event with respect to that underlying index; provided that if a market disruption event with respect to that underlying index has occurred on each of the five index business days with respect to that underlying index immediately succeeding any of the scheduled observation dates, then (i) such fifth succeeding index business day shall be deemed to be the relevant observation date with respect to that affected underlying index, notwithstanding the occurrence of a market disruption event with respect to that underlying index on such day and (ii) with respect to any such fifth index business day on which a market disruption event occurs with respect to that underlying index,  the calculation agent shall determine the index closing value on such fifth index business day in accordance with the formula for and method of calculating that underlying index last in effect prior to the commencement of the market disruption event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such index business day of each security most recently constituting that affected underlying index without any rebalancing or substitution of such securities following the commencement of the market disruption event.

Postponement of contingent coupon payment dates and maturity date:
If any scheduled contingent coupon payment date is not a business day, that contingent monthly coupon, if any, shall be paid on the next succeeding business day; provided that the contingent monthly coupon, if any, with respect to the final observation date shall be paid on the maturity date; provided further that if, due to a market disruption event or otherwise, any observation date with respect to either underlying index is postponed so that it falls less than two business days prior to the scheduled contingent coupon payment date or maturity date, as applicable, the contingent coupon payment date or maturity date, as applicable, shall be postponed to the second business day following the observation date as postponed, by which date the index closing value of each underlying index has been determined.  In any of these cases, no adjustment shall be made to any contingent monthly coupon payment made on that postponed date.

Discontinuance of an	If any underlying index publisher discontinues publication of the relevant underlying index and such

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underlying index; alteration of method of calculation:
underlying index publisher or another entity (including MS & Co.) publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued index (such index being referred to herein as the “successor index”), then any subsequent index closing value for the discontinued index will be determined by reference to the published value of such successor index at the regular weekday close of trading on any index business day that the index closing value for such underlying index is to be determined.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to the depositary, as holder of the notes, within three business days of such selection.  We expect that such notice will be made available to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of the depositary and its direct and indirect participants.

If any underlying index publisher discontinues publication of the relevant underlying index or a successor index prior to, and such discontinuance is continuing on, any observation date or the date of acceleration and the calculation agent determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the index closing value for such underlying index for such date.  The index closing value of such underlying index or such successor index will be computed by the calculation agent in accordance with the formula for and method of calculating such index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently constituting such index without any rebalancing or substitution of such securities following such discontinuance.  Notwithstanding these alternative arrangements, discontinuance of the publication of an underlying index may adversely affect the value of the securities.

If at any time, the method of calculating any underlying index or any successor index, or the value thereof, is changed in a material respect, or if any underlying index or any successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the index closing value for such underlying index is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a value of a stock index comparable to such underlying index or such successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the index closing value with reference to such underlying index or such successor index, as adjusted.  Accordingly, if the method of calculating any underlying index or any successor index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in such underlying index), then the calculation agent will adjust such index in order to arrive at a value of such underlying index or such successor index as if it had not been modified (e.g., as if such split had not occurred).

Alternate exchange calculation in case of an event of default:
If an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the notes (the “Acceleration Amount”) will be an amount, determined by the calculation agent in its sole discretion, that is equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the notes. That cost will equal:

•      the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•      the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the notes, which we describe below, the holders of the notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the Acceleration Amount.

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Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the notes as promptly as possible and in no event later than two business days after the date of such acceleration.

Default quotation period

The default quotation period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

•      no quotation of the kind referred to above is obtained, or

•      every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final observation date, then the Acceleration Amount will equal the principal amount of the notes.

Qualified financial institutions

For the purpose of determining the Acceleration Amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•      A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•      P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Use of proceeds and hedging:
The proceeds we receive from the sale of the notes will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per note issued, because, when we enter into hedging transactions in order to meet our obligations under the notes, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the notes borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the notes.

On or prior to the pricing date, we hedged our anticipated exposure in connection with the notes, by entering into hedging transactions with our subsidiaries and/or third party dealers.  We expect our hedging counterparties to have taken positions in the stocks constituting the underlying indices or in futures or options contracts on the underlying indices or the component stocks of the underlying indices listed on major securities markets.  Such purchase activity could have increased the initial index value of an underlying index, and, as a result, could have increased the barrier level for such underlying index, which is the level at or above which such underlying index must close on each observation date in order for you to earn a contingent monthly coupon (depending also on the performance of the other underlying index).  Additionally, our hedging activities, as well as our other trading activities, during the term of the notes could potentially affect the value of such underlying index on the observation dates and accordingly whether we pay a contingent monthly coupon on the notes (depending also on the performance of the other underlying index).

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

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In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the notes are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the notes.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the notes.

Because we may be considered a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the notes by the account, plan or annuity.

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
MS & Co. will act as the agent for this offering. The agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of notes set forth on the cover of this pricing supplement. The agent proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of this pricing supplement. Selected dealers, which may include our

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affiliates, and their financial advisors will collectively receive from the agent, a fixed sales commission of $40 for each note they sell; provided that dealers selling to investors purchasing the notes in fee-based advisory accounts will receive a sales commission of $10 per note.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes.  Specifically, the agent may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes, for its own account.  The agent must close out any naked short position by purchasing the notes in the open market.  A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the agent may bid for, and purchase, the notes or the securities underlying the underlying index in the open market to stabilize the price of the notes.  Any of these activities may raise or maintain the market price of the notes above independent market levels or prevent or retard a decline in the market price of the notes.  The agent is not required to engage in these activities, and may end any of these activities at any time.  An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of notes.  See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” above.

Validity of the notes:
In the opinion of Davis Polk & Wardwell LLP, as special counsel to Morgan Stanley, when the notes offered by this pricing supplement have been executed and issued by Morgan Stanley, authenticated by the trustee pursuant to the Senior Debt Indenture and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.  This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.  In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Debt Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated November 21, 2011, which is Exhibit 5-a to the Registration Statement on Form S-3 filed by Morgan Stanley on November 21, 2011.

Selling restrictions:	General

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the agent or any dealer.

The agent has represented and agreed, and each dealer through which we may offer the notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement, index supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for the agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

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Chile

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement, index supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement, index supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the notes which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement, the accompanying index supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where notes are subscribed or purchased under Section 275 by a relevant person which is:

(i)    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except:

(1)   to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

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(2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.
Where you can find more information:
Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by the prospectus supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov.  Alternatively, Morgan Stanley, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, the prospectus supplement and the index supplement if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Prospectus Supplement dated November 21, 2011

Index Supplement dated November 21, 2011

Prospectus dated November 21, 2011

Terms used in this pricing supplement are defined in the prospectus supplement, in the index supplement or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

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